Exhibit 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

Ashford Hospitality Trust secures

commitment for $200 million corporate financing with
ability to upsize to $350 million

DALLAS, December 28, 2020 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) today announced that the Company has secured a strategic financing commitment from funds managed by Oaktree Capital Management, L.P. (“Oaktree”) to provide a $200 million senior secured term loan (“Loan”). In addition, the financing commitment can be upsized by $150 million to an aggregate amount of $350 million.

“We’re encouraged by the news regarding vaccines and believe this strategic financing commitment provides substantial capital and ample liquidity for Ashford Trust to capitalize on the upcoming recovery in the hospitality industry,” commented J. Robison Hays, Ashford Trust’s President and Chief Executive Officer. “We’ve had great success in our forbearance efforts and we continue to take aggressive measures to optimize our properties as well as enhance our operational and financial flexibility.”

Mr. Hays added, “Oaktree is a best-in-class institutional partner and we welcome the opportunity to work with them on our shared vision for the Company. We believe that our portfolio is not only well-positioned as we come out of this pandemic, but Ashford Trust now has a sound balance sheet and sufficient capital resources to successfully navigate the pandemic and pursue long-term growth.”

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The Loan has a 3-year term with two, 1-year extension options subject to certain fees and tests. The Loan also allows the Company the option to accrue (and not pay in cash) the interest expense for up to two years, and Oaktree will be eligible to receive an exit fee that may be paid by the Company in either cash or warrants.

The commitment is subject to customary conditions and is expected to close in the coming weeks.

Ashford Trust intends to use the net proceeds from this corporate financing to strengthen its balance sheet, increase liquidity and for general corporate purposes.

RBC Capital Markets, LLC served as the Company’s financial advisor on the transaction, and Weil, Gotshal & Manges LLP and Cadwalader, Wickersham & Taft LLP served as legal counsel.

The Company has provided additional information on this transaction in a Form 8-K filed with the Securities and Exchange Commission, which can be found in the Investor Relations section of the Company’s website at www.ahtreit.com.

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Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing predominantly in upper upscale, full-service hotels.

Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

About Oaktree Capital Management, L.P.

Oaktree is a leader among global investment managers specializing in alternative investments, with $140 billion in assets under management as of September 30, 2020. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in credit, private equity, real assets and listed equities. The firm has over 1,000 employees and offices in 19 cities worldwide. For additional information, please visit Oaktree’s website at http://www.oaktreecapital.com/.

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Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, among others, statements about the Company’s strategy and future plans. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: the Company’s ability to complete the potential debt financing contemplated by the Commitment Letter; the impact of the novel strain of coronavirus (COVID-19) on our business; the ability of the Company and the Company’s advisor, Ashford Inc., to continue as a going concern; the timing and outcome of the Securities and Exchange Commission’s investigation; our ability to meet the New York Stock Exchange continued listing standards; our ability to repay, refinance or restructure our debt and the debt of certain of our subsidiaries; general volatility of the capital markets and the market price of our common stock and preferred stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We will not publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise except to the extent required by law.

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